EXHIBIT 99.1


                       CHARTERMAC ANNOUNCES RETIREMENT OF
                                 DENISE L. KILEY

New York, NY - February 25, 2005 - CharterMac (the "Company") (AMEX: CHC) today stated that Chief Credit Officer and Managing Trustee Denise L. Kiley has announced her intention to retire. Ms. Kiley is expected to transition from her responsibilities at the Company and the Board of Trustees over the next several months.

Stuart J. Boesky, Chief Executive Officer had the following comments: "After 20 years of success in the real estate industry, 15 years of which were at CharterMac and its subsidiary Related Capital Company, Denise Kiley, our Chief Credit Officer has decided to retire in order to travel and pursue other interests. Within our Company, Denise built one of the most respected underwriting and asset management departments in the multifamily industry. She has made an extraordinary contribution to CharterMac and the multifamily industry at large. The credit culture she has fostered will remain an enduring legacy to CharterMac. Denise will be missed by all at our Company and we wish her and her family the best that life has to offer."

"It has been a privilege to work with so many talented people at CharterMac," said Ms. Kiley. `I am confident that CharterMac's business and risk management platform are solid, that the Company's talent is deep and that CharterMac will continue its outstanding growth after my retirement. I will look forward to monitoring CharterMac's success in the years to come."

The Company will undertake a search for a new Chief Credit Officer and expects a successful transition.

About the Company

CharterMac, through its subsidiaries, is one of the nation's leading full-service real estate finance companies, with a strong core focus on multifamily financing. CharterMac offers capital solutions to developers and owners of multifamily rental housing throughout the country and quality investment products to institutional and retail investors. For more information, please visit CharterMac's website at http://www.chartermac.com or contact the Shareholder Services Department directly at 800-831-4826.

Certain statements in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are detailed in CharterMac's Annual Report on Form 10-K for the period ended December 31, 2003, and in its other filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. CharterMac expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in CharterMac's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.